Exhibit 99.1
[Youbet Logo]
For Immediate Release
Youbet’s negotiations with TrackNet at an impasse
over content restrictions
Company unwilling to forego key content to carry Kentucky Derby and other Churchill-Magna content
Industry’s top ADW says potential revenue shortfall offset
by strength of its remaining race schedule
2007 earnings guidance unchanged;
investor conference call today at 5:00 pm EDT
Woodland Hills, CA, April 23, 2007 — Youbet.com. Inc. (NASDAQ:UBET) said today that unless TrackNet Media drops its requirement that Youbet forego other premier races to carry the 2007 Kentucky Derby and other TrackNet controlled content, customers of the industry’s largest ADW will not be able to use its website or phone facilities to wager on the first leg of this year’s Triple Crown. TrackNet Media is a joint venture of Churchill Downs, Inc. and Magna Entertainment Corp.
“Instead of the broader, more inclusive distribution formula the industry has been promised, TrackNet presented us with an unreasonable either-or scenario,” said Youbet CEO Charles F. Champion.
“To carry this year’s Kentucky Derby and its other content, TrackNet wants us to forego races from, among others, Aqueduct, Belmont, Saratoga, Del Mar, Keeneland, Oak Tree at Santa Anita, Saratoga Harness, Turfway Park, Turf Paradise, and Los Alamitos.
“It ought to be obvious to everyone with a major investment in horse racing that we should not have to choose one content group over another when we are prepared to pay fair prices for both,” said Champion. “Under these circumstances, we think the industry needs to assess the ramifications of the two most dominant content providers in our business coming together to dictate content alignment and economics by forcing choices on us and others that are sure to limit competition, thwart innovation, frustrate customers and stifle growth.”
In light of the deadlock, Champion said that conversations with horsemen, regulators and tracks across the country have revealed major concerns about the TrackNet approach.
“When the actual terms of TrackNet arrangements become more widely understood,” he said, “we’re confident that the industry, and particularly horsemen who have the legal right to approve simulcasting distribution arrangements, will intervene to drive a solution that takes into account the needs of all stakeholders, including customers.”
In making it known that Youbet might not carry the Kentucky Derby and certain other Churchill-Magna content for the rest of the year, Champion will tell investors on a conference call this afternoon that Youbet’s earnings guidance for 2007 will remain unchanged.
“Even if we can’t get the content,” Champion said, “the financial impact is likely to be a ‘push’ as lost revenues would likely be offset by the marketing advantages of a stronger schedule for the remainder of the year and the implementation of targeted promotion plans to support it. Champion said he anticipates a migration of customers to Youbet’s platform from ADWs, like AmericaTAB, that will lose significant premium content by accepting TrackNet’s terms.

“Our post-Derby schedule is very strong,” Champion said. “It includes the Preakness, for which we already had an agreement with Magna, and the Belmont Stakes, plus a summer and fall’s worth of races from our most popular and productive track partners. We intend to turn up our marketing engines to go after customers of TrackNet affiliates and licensees who cannot carry these premier tracks in the months ahead.”
Champion cited Youbet’s Advantage points program, co-promotion agreements with Youbet partner tracks, coming functionality upgrades in the Youbet Express website, and the launch of a new cable quality video format as key elements in the company’s plan to lure customers from other providers.
“TrackNet’s stance is truly disappointing to those of us in the industry who took Churchill Downs and Magna executives at their word last month when they said that TrackNet would ‘foster an open and competitive business environment where horse racing content is readily available to customers through a wide variety of distribution points and wagering platforms,’” Champion said.
“To the contrary, their demands seem sure to offend just about everyone in the industry — regulators, horsemen, tracks, customers, OTBs and ADWs — that see limits on content distribution as a key contributor to industry stagnation and customer disenfranchisement.
“Near term, horsemen will be the first to feel the financial effects of TrackNet’s restrictive content program,” Champion said. “Longer term, we’ll all suffer the consequences if customers tire of the industry’s inability to present a convenient, cohesive product and opt to spend their entertainment dollars elsewhere.
“We will be disappointed if our customers can’t use Youbet Express or IRG to wager on the Kentucky Derby,” Champion said. “But, in thinking of the long term interests of our customers and the financial effects on the tracks and horsemen with whom we have a long business relationship, we don’t feel we should have to make the unreasonable sacrifice demanded by TrackNet for a single racing event.”
The company will host a conference call today at 5:00 pm (EDT) to answer questions on the TrackNet situation. Investors in the US may participate by calling the following toll free number: 1-877-502-9274. International callers should dial: 1-913-981-5584.
About Youbet.com
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the first pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.

The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on the company can be found at www.youbet.com.
Forward Looking Statements
This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.
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Contacts:

Youbet.com, Inc.	Integrated Corporate Relations	Beacon Advisors
Gary Sproule, CFO	Bill Schmitt	Hud Englehart
818.668.2100	203.682.8200	513.533.4800